Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Viacom Inc., Viacom International Inc., Paramount Communications Inc., Viacom Capital I L.P. and Viacom Capital II L.P. of our reports dated February 4, 1994 appearing on pages 24 and 60 of the Viacom Inc. Current Report on Form 8-K and on pages II-32 and F-2 of the Viacom Inc. and Viacom International Annual Report on
Form 10-K for the year ended December 31, 1993. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE

New York, New York
May 5, 1994